Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FIRST QUARTER 2018 RESULTS
Company Increases Full-Year 2018 Guidance

TAMPA, Fla. (May 1, 2018) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended March 31, 2018. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2018 was $101.7 million, or $2.25 per diluted share. Adjusted net income for the first quarter of 2018 was $111.8 million, or $2.47 per diluted share.
“We entered 2018 with strong momentum, and our 2018 first quarter results reflect continued strong execution,” said Ken Burdick, WellCare’s chief executive officer. “All lines of business produced strong earnings results during the quarter. In addition, we are pleased that we were selected to continue serving Medicaid members in Florida, Arizona and Hawaii. As a result of our first quarter performance, we are revising our full-year 2018 adjusted earnings per diluted share guidance to a range of $10.00 to $10.30.”

Key Metrics	1Q18	1Q17
Earnings per diluted share (EPS) (GAAP)	$2.25	$1.50
Adjusted EPS(1)	$2.47	$1.61
Net income margin (GAAP)	2.2%	1.7%
Adjusted net income margin(1)	2.5%	1.8%

Total Premium Revenue (GAAP) ($ millions)	$4,626.3	$3,947.0
Adjusted Premium Revenue(1) ($ millions)	$4,529.5	$3,917.1

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,809.9	$2,584.2
Adjusted Medicaid Health Plans(1)	$2,713.1	$2,554.3
Medicare Health Plans	$1,556.5	$1,094.7
Medicare Prescription Drug Plans (PDP)	$259.9	$268.1

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	86.3%	89.4%
Adjusted Medicaid Health Plans(1)	89.4%	90.5%
Medicare Health Plans	84.0%	83.0%
Medicare Prescription Drug Plans (PDP)	88.7%	96.9%

Selling, General and Administrative (SG&A) Ratio (GAAP)	7.7%	7.7%
Adjusted SG&A Ratio(1)	7.8%	7.6%

(1) Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures

Key Highlights

•	GAAP and adjusted total premium revenue of $4.6 billion and $4.5 billion for the first quarter of 2018 increased 17.2 percent and 15.6 percent, respectively, compared with the first quarter of 2017.

•
GAAP and adjusted Medicaid Health Plans premium revenue of $2.8 billion and $2.7 billion for the first quarter of 2018 increased 8.7 percent and 6.2 percent, respectively, compared with the first quarter of 2017.

•	Medicare Health Plans premium revenue of $1.6 billion for the first quarter of 2018 increased 42.2 percent compared with the first quarter of 2017.

•	GAAP and adjusted Medicaid Health Plans MBR for the first quarter of 2018 decreased 310 basis points and 110 basis points, respectively, compared with the first quarter of 2017.

•
GAAP and adjusted net income margin for the first quarter of 2018 increased approximately 50 basis points to 2.2 percent and approximately 70 basis points to 2.5 percent, respectively, compared with the first quarter of 2017.

•
On April 24, 2018, WellCare of Florida, Inc., a subsidiary of WellCare and known as Staywell Health Plan, received a Notice of Agency Decision from the Florida Agency for Health Care Administration that it intends to award Staywell a new five-year contract to provide managed care services to Medicaid-eligible beneficiaries, including Managed Medical Assistance and Long-Term Care in 10 of 11 regions and Serious Mental Illness Specialty Plan services statewide. The new Statewide Medicaid Managed Care program is expected to begin no earlier than October 1, 2018.

•
As previously announced on March 13, 2018, Care1st Arizona, a subsidiary of WellCare, was selected to enter a contract with the state of Arizona’s Medicaid program, the Arizona Health Care Cost Containment System (AHCCCS) to coordinate the provision of physical and behavioral services in the Central and North geographic service areas (GSAs). Services under the new contract are expected to begin on October 1, 2018.

•	As of March 31, 2018, unregulated cash and investments were approximately $561.3 million.

2018 Financial Outlook
WellCare is increasing its full-year adjusted EPS guidance to a range of $10.00 to $10.30 from its previous guidance range of $9.55 to $9.85 per diluted share. Refer to the Appendix included in this news release for specific 2018 guidance metrics, related footnotes and basis of presentation.

Consolidated Operations Results
GAAP net income for the first quarter of 2018 was $101.7 million, or $2.25 per diluted share, compared with GAAP net income of $67.3 million, or $1.50 per diluted share, for the first quarter of 2017. Adjusted net income for the first quarter of 2018 was $111.8 million, or $2.47 per diluted share, compared with adjusted net income of $72.0 million, or $1.61 per diluted share, for the first quarter of 2017. The year-over-year increases in GAAP and adjusted net income are primarily the result of improved Medicaid Health Plans and Medicare PDP segment MBRs as well as the acquisition in 2017 of Universal American Corp. (“Universal American”). The year-over-year increases are also due to the effect of the lower federal effective tax rate, which was a result of the Tax Cuts and Jobs Act of 2017, effective January 1, 2018. The increases were partially offset by the return of the ACA Health Insurer Fee (HIF), which is nondeductible for tax purposes.

GAAP net income margin for the first quarter of 2018 was 2.2 percent compared with 1.7 percent for the first quarter of 2017. Adjusted net income margin for the first quarter of 2018 was 2.5 percent compared with 1.8 percent for the first quarter of 2017.

GAAP and adjusted total premium revenue of $4.6 billion and $4.5 billion for the first quarter of 2018 increased 17.2 percent and 15.6 percent, respectively, compared with the first quarter of 2017. The year-over-year increases in GAAP and adjusted total premium revenue were primarily the result of net organic growth and the company’s acquisition of Universal American.

GAAP SG&A expense was $355.9 million for the first quarter of 2018 compared with $302.4 million for the first quarter of 2017. Adjusted SG&A expense was $353.1 million for the first quarter of 2018 compared with $298.2 million for the first quarter of 2017. The year-over-year increases in GAAP and adjusted SG&A expense were primarily the result of the company’s growth. The GAAP SG&A expense ratio of 7.7 percent in the first quarter of 2018 was flat compared with the first quarter of 2017. The adjusted SG&A expense ratio was 7.8 percent in the first quarter of 2018 compared with 7.6 percent in the first quarter of 2017.

Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 2.7 million as of March 31, 2018, and increased by more than 82,000 members, or 3.1 percent, compared with March 31, 2017. The increase in membership was primarily driven by the addition of new members as a result of the 2017 statewide expansion of the Missouri Medicaid program and the 2017 acquisition of certain assets of Phoenix Health Plans. This increase was partially offset by membership declines in Georgia due to the addition of a fourth managed care organization, effective July 1, 2017. Sequentially, Medicaid membership at March 31, 2018 decreased slightly from December 31, 2017.
GAAP and adjusted Medicaid Health Plans premium revenue was $2.8 billion and $2.7 billion, respectively, for the first quarter of 2018, an increase of 8.7 percent and 6.2 percent, respectively, compared with the first quarter of 2017. The increases in GAAP and adjusted premium revenue were primarily the result of the membership drivers discussed above. In addition, the reinstatement of the ACA HIF in 2018 and associated Medicaid ACA HIF reimbursement also contributed to the year-over-year increase in GAAP Medicaid premium revenue.

The GAAP Medicaid Health Plans MBR was 86.3 percent for the first quarter of 2018 compared with 89.4 percent for the first quarter of 2017. The adjusted Medicaid Health Plans MBR was 89.4 percent for the first quarter of 2018 compared with 90.5 percent for the first quarter of 2017. The decreases in GAAP and adjusted Medicaid Health Plans MBR were primarily the result of continued operational execution. In addition, the reinstatement of the Medicaid ACA HIF reimbursement in 2018 also contributed to the year-over-year decrease in the GAAP Medicaid Health Plan MBR.

Medicare Health Plans Segment Results
Medicare Health Plans membership was 506,000 members as of March 31, 2018 and increased by 150,000 members, or 42.1 percent, compared with March 31, 2017. The increase was a result of the company’s 2017 acquisition of Universal American and organic growth.

Medicare Health Plans premium revenue of $1.6 billion for the first quarter of 2018 increased 42.2 percent compared with the first quarter of 2017. The increase was primarily due to the company’s 2017 acquisition of Universal American as well as year-over-year organic membership growth.

The Medicare Health Plans MBR for the first quarter of 2018 was 84.0 percent compared with 83.0 percent for the first quarter of 2017. The year-over-year increase was primarily due to the acquisition of Universal American and the company’s 2018 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.1 million as of March 31, 2018, and decreased by approximately 26,000 members, or 2.4 percent, compared with March 31, 2017. The decrease was primarily a result of the company’s 2018 bid positioning.

Medicare PDP premium revenue of $259.9 million for the first quarter of 2018 decreased by 3.1 percent compared with the first quarter of 2017. The decrease was primarily due to the company’s 2018 bid positioning.

The Medicare PDP segment MBR for the first quarter of 2017 was 88.7 percent compared with 96.9 percent for the first quarter of 2017. The year-over-year decrease was primarily the result of continued operational execution and the company’s 2018 bid strategy.

Operating Cash Flow and Financial Condition
Net cash generated by operating activities was $445.7 million for the three months ended March 31, 2018, compared with net cash generated by operating activities of $361.9 million for the three months ended March 31, 2017.

As of March 31, 2018, unregulated cash and investments were approximately $561.3 million compared with $1.9 billion as of March 31, 2017. Sequentially, unregulated cash and investment decreased $55.7 million from $617.0 million as of December 31, 2017.

Days in claims payable (DCP) was 50.2 days as of March 31, 2018 compared with 46.2 days as of March 31, 2017 and 51.9 days as of December 31, 2017.

Conference Call and Webcast
A discussion of WellCare’s first quarter 2018 results will be available via a conference call and live webcast today at 8:30 a.m. EDT.

The conference call will be webcast live from the company's website and will be available at the following link:  https://services.choruscall.com/links/wcg180501.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10118518. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight EDT on Tuesday, May 8, 2018. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10118518:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.3 million members nationwide as of March 31, 2018. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American, a subsidiary of WellCare, completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, resulted in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business did not materially affect WellCare’s results of operations for the three months ended March 31, 2018 and 2017, respectively. For additional information, refer to Note 19-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); and certain one-time transaction and integration costs related to the acquisition of Universal American (“transaction and integration costs”).

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The transaction and integrations costs are related to a specific 2017 event, which does not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA HIF are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.
The company is not able to project at the time of this news release the amount of expenses associated with investigation costs, transaction and integration costs and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA HIF. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs and transaction and integration costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “will,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook and the terms of the new Medicaid programs, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, WellCare’s ability to improve healthcare quality and access, the appropriation and payment by state governments of Medicaid premiums receivable, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2018 Financial Outlook
WellCare is increasing its full-year 2018 adjusted EPS guidance to a range of $10.00 to $10.30 from its previous guidance range of $9.55 to $9.85.

Guidance Metric	2018 Guidance as of May 1, 2018	2018 Guidance As of February 6, 2018
Segment premium revenue:
GAAP Medicaid Health Plans	$11.3B to $11.6B	$11.3B to $11.6B
Adjusted Medicaid Health Plans(1)	$10.9B to $11.2B	$10.9B to $11.2B
Medicare Health Plans	$6.15B to $6.3B	$6.15B to $6.3B
Medicare PDP	$875M to $925M	$875M to $925M
Total GAAP premium revenue	$18.3B to $18.8B	$18.3B to $18.8B
Total adjusted premium revenue(1)	$17.925B to $18.425B	$17.925B to $18.425B

Medicaid ACA industry fee reimbursement	$250M to $260M	$250M to $260M
Investment & other income*	$72M to $78M	$63M to $73M

Segment MBR:
GAAP Medicaid Health Plans	85.5% to 86.0%	85.5% to 86.2%
Adjusted Medicaid Health Plans(1)	88.4% to 89.0%	88.4% to 89.2%
Medicare Health Plans	84.6% to 85.4%	84.6% to 85.6%
Medicare PDP	79.5% to 81.0%	80.0% to 82.0%

Adjusted SG&A ratio(2)(6)	8.1% to 8.3%	8.1% to 8.3%
ACA industry fee expense	$319M to $329M	$319M to $329M
GAAP depreciation and amortization (D&A) expense	$136M to $144M	$136M to $144M
Adjusted D&A expense(3)	$94M to $102M	$94M to $102M
Interest expense	$69M to $72M	$69M to $72M
Adjusted effective income tax rate(4)(6)	34.5% to 36.0%	34.5% to 36.0%

Adjusted EPS(5)(6)	$10.00 to $10.30	$9.55 to $9.85

*Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity in earnings (losses) in unconsolidated subsidiaries. The company presents equity in earnings (losses) in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1) Excludes an estimated $125.0 million to $130.0 million in Medicaid premium taxes and $250.0 million to $260.0 million in Medicaid reimbursements of the ACA HIF.
(2) Excludes estimated Medicaid premium taxes; Medicaid reimbursements of the ACA HIF; investigation costs; and transaction and integration costs.
(3) Excludes an estimated $40.0 million to $45.0 million in acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
(5) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, and transaction and integration costs.

(6) WellCare is not able to estimate amounts associated with investigation costs and acquisition-related transaction and integration costs expected to be incurred in 2018 and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				December 31, 2017		March 31, 2017
	March 31, 2018	December 31, 2017	March 31, 2017	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	744,000	751,000	776,000	(7,000)	(0.9)%	(32,000)	(4.1)%
Georgia	515,000	513,000	579,000	2,000	0.4%	(64,000)	(11.1)%
Kentucky	459,000	448,000	446,000	11,000	2.5%	13,000	2.9%
Missouri	281,000	286,000	123,000	(5,000)	(1.7)%	158,000	128.5%
Arizona	147,000	153,000	116,000	(6,000)	(3.9)%	31,000	26.7%
New York	149,000	146,000	141,000	3,000	2.1%	8,000	5.7%
Other states	410,000	426,000	442,000	(16,000)	(3.8)%	(32,000)	(7.2)%
Total Medicaid Health Plans Membership (1)	2,705,000	2,723,000	2,623,000	(18,000)	(0.7)%	82,000	3.1%

Medicaid Health Plans Membership by Program:
TANF	2,254,000	2,278,000	2,176,000	(24,000)	(1.1)%	78,000	3.6%
SSI, ABD, Duals and LTC	301,000	301,000	297,000	—	—%	4,000	1.3%
CHIP and other	150,000	144,000	150,000	6,000	4.2%	—	—%
Total Medicaid Health Plans Membership (1)	2,705,000	2,723,000	2,623,000	(18,000)	(0.7)%	82,000	3.1%

Medicare Health Plans:
Medicare Advantage by State:
Texas	104,000	105,000	34,000	(1,000)	(1.0)%	70,000	205.9%
Florida	97,000	101,000	99,000	(4,000)	(4.0)%	(2,000)	(2.0)%
New York	88,000	89,000	44,000	(1,000)	(1.1)%	44,000	100.0%
Georgia	49,000	47,000	44,000	2,000	4.3%	5,000	11.4%
Other states	168,000	154,000	135,000	14,000	9.1%	33,000	24.4%
Total Medicare Health Plans (1)	506,000	496,000	356,000	10,000	2.0%	150,000	42.1%

Medicare Prescription Drug Plans	1,073,000	1,152,000	1,099,000	(79,000)	(6.9)%	(26,000)	(2.4)%

Total Membership	4,284,000	4,371,000	4,078,000	(87,000)	(2.0)%	206,000	5.1%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 51,000 and 52,000 at March 31, 2018 and December 31, 2017, respectively, and 47,000 at March 31, 2017.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended March 31,
	2018	2017
Revenues:
Premium	$4,529.5	$3,917.1
Medicaid premium taxes	32.1	29.9
ACA industry fee reimbursement	64.7	—
Total premium	4,626.3	3,947.0
Investment and other income	19.9	7.2
Total revenues	4,646.2	3,954.2

Expenses:
Medical benefits	3,962.0	3,478.6
Selling, general and administrative	355.9	302.4
ACA industry fee	81.5	—
Medicaid premium taxes	32.1	29.9
Depreciation and amortization	36.4	23.9
Interest	17.1	16.2
Total expenses	4,485.0	3,851.0
Income before income taxes and equity in losses of unconsolidated subsidiaries	161.2	103.2
Equity in losses of unconsolidated subsidiaries	(2.7)	—
Income before income taxes	158.5	103.2
Income tax expense	56.8	35.9
Net income	$101.7	$67.3

Earnings per common share:
Basic	$2.28	$1.52
Diluted	$2.25	$1.50

Weighted average common shares outstanding:
Basic	44,605,892	44,365,987
Diluted	45,196,127	44,826,663

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$4,824.1	$4,198.6
Short-term investments	708.6	469.5
Premiums receivable, net	638.9	453.4
Pharmacy rebates receivable, net	380.6	335.0
Receivables from government partners	81.2	44.2
Funds receivable for the benefit of members	28.8	27.5
Deferred ACA industry fee	244.6	—
Prepaid expenses and other current assets, net	270.4	291.0
Total current assets	7,177.2	5,819.2

Property, equipment and capitalized software, net	317.1	319.5
Goodwill	661.8	660.7
Other intangible assets, net	357.3	367.9
Long-term investments	725.8	766.2
Restricted cash, cash equivalents and investments	213.3	211.0
Other assets	4.4	4.9
Assets of discontinued operations (a)	214.5	215.2
Total Assets	$9,671.4	$8,364.6

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,210.3	$2,146.3
Unearned premiums	592.9	65.9
ACA industry fee liability	326.1	—
Accounts payable and accrued expenses	550.1	788.1
Funds payable for the benefit of members	1,612.2	1,075.9
Other payables to government partners	388.2	367.0
Total current liabilities	5,679.8	4,443.2

Deferred income tax liability	71.5	93.4
Long-term debt	1,183.0	1,182.4
Other liabilities	20.2	13.7
Liabilities of discontinued operations (a)	214.5	215.2
Total liabilities	7,169.0	5,947.9

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,753,235 and 44,522,988 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	0.4	0.4
Paid-in capital	583.4	591.5
Retained earnings	1,929.2	1,827.5
Accumulated other comprehensive loss	(10.6)	(2.7)
Total Stockholders' Equity	2,502.4	2,416.7
Total Liabilities and Stockholders' Equity	$9,671.4	$8,364.6
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$101.7	$67.3
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	36.4	23.9
Stock-based compensation expense	12.1	9.6
Deferred taxes, net	(19.5)	(25.8)
Other, net	5.1	4.3
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(187.9)	(120.8)
Pharmacy rebates receivable, net	(45.6)	5.6
Medical benefits payable	64.0	97.7
Unearned premiums	527.0	431.8
Other payables to government partners	(15.8)	(12.0)
Accrued liabilities and other, net	(31.8)	(119.7)
Net cash provided by operating activities	445.7	361.9

Cash flow from investing activities:
Purchases of investments	(387.9)	(434.8)
Proceeds from sales and maturities of investments	171.5	29.3
Additions to property, equipment and capitalized software, net	(24.2)	(23.8)
Net cash used in investing activities	(240.6)	(429.3)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	—	1,182.2
Payments on debt	—	(100.0)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(20.2)	(13.4)
Funds received for the benefit of members, net	416.2	567.4
Other, net	21.4	(18.2)
Net cash provided by financing activities	417.4	1,618.0

Increase in cash, cash equivalents and restricted cash and cash equivalents	622.5	1,550.6
Balance at beginning of period	4,263.0	4,121.3
Balance at end of period	$4,885.5	$5,671.9

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$2.0	$63.9
Cash paid for interest	$32.1	$1.3

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3.0	$3.3

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2018	2017
Medicaid Health Plans Segment:
Premium Revenue (GAAP)	$2,809.9	$2,584.2
Medicaid premium taxes	(32.1)	(29.9)
ACA industry fee reimbursement	(64.7)	—
Adjusted premium revenue (a)	2,713.1	2,554.3

Medical benefits expense	2,424.4	2,310.6

Medical benefits ratio (GAAP)	86.3%	89.4%
Adjusted medical benefits ratio(a)	89.4%	90.5%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,556.5	$1,094.7
Medical benefits expense	1,307.1	908.2
Medical benefits ratio	84.0%	83.0%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$259.9	$268.1
Medical benefits expense	230.5	259.8
Medical benefits ratio	88.7%	96.9%

Total Company:
Premium Revenue (GAAP)	$4,626.3	$3,947.0
Medicaid premium taxes	(32.1)	(29.9)
ACA industry fee reimbursement	(64.7)	—
Adjusted premium revenue (a)	4,529.5	3,917.1

Medical benefits expense	3,962.0	3,478.6

Medical benefits ratio (GAAP)	85.6%	88.1%
Adjusted medical benefits ratio(a)	87.5%	88.8%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and Universal American-related transaction and integration costs.

	For the Three Months Ended March 31,
	2018	2017
Company premium revenue:
As determined under GAAP	$4,626.3	$3,947.0
Medicaid premium taxes	(32.1)	(29.9)
ACA industry fee reimbursement	(64.7)	—
Adjusted premium revenue(a)	$4,529.5	$3,917.1

SG&A Expense:
As determined under GAAP	$355.9	$302.4
Adjustments:
Investigation costs	(0.1)	(3.1)
Transaction and integration costs	(2.7)	(1.1)
Adjusted SG&A Expense(a)	$353.1	$298.2

SG&A expense ratio:
As determined under GAAP	7.7%	7.7%
Effect of Medicaid premium taxes	0.1%	0.1%
Effect of ACA industry fee reimbursement	0.1%	—%
Effect of SG&A expense adjustments above(a)	(0.1)%	(0.2)%
Adjusted SG&A expense ratio(a)	7.8%	7.6%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following table presents applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended March 31, 2018				For the Three Months Ended March 31, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$355.9	$(2.8)	(a)	$353.1	$302.4	$(4.2)	(a)	$298.2
Depreciation and amortization	$36.4	$(10.5)		$25.9	$23.9	$(3.2)		$20.7
Income tax expense	$56.8	$3.2	(b)	$60.0	$35.9	$2.7	(b)	$38.6
Effective tax rate	35.8%	(0.9)%	(b)	34.9%	34.8%	0.1%	(b)	34.9%
Net income	$101.7	$10.1		$111.8	$67.3	$4.7		$72.0
Net income margin	2.2%	0.3%		2.5%	1.7%	0.1%		1.8%

Earnings per share:
Basic	$2.28	$0.23		$2.51	$1.52	$0.10		$1.62
Diluted	$2.25	$0.22		$2.47	$1.50	$0.11		$1.61

(a) Comprised of investigation costs and Universal American-related transaction and integration costs, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.